Exhibit 99.1

November 5 2020, US; November 6 2020, Australia
Amcor reports strong first quarter results and raises outlook for fiscal 2021
Highlights - Three Months Ended September 30, 2020
•GAAP earnings per share (EPS) of 12.6 cents per share, up 207%;
•Adjusted EPS of 15.8 cents per share, up 20% in constant currency terms;
•Adjusted EBIT of $358 million, up 9% in constant currency terms;
•Bemis acquisition synergies of $20 million delivered in Q1. $100 million delivered on a transaction to date basis;
•Quarterly dividend increased to 11.75 cents per share;
•$150 million share buy-back announced today, funded by divestment proceeds; and
•Fiscal 2021 outlook for adjusted EPS growth raised to 7-12% in constant currency terms (previously 5-10%).

Strong start to the year and outlook for fiscal 2021 raised
Amcor’s CEO Ron Delia said: "Amcor's 2021 fiscal year is off to a strong start with outstanding first quarter financial results ahead of our expectations. Demand for our products remains resilient and our teams continue to stay focused and to deliver excellent operational performance. Both segments delivered strong growth with Adjusted EBIT increasing 11% in Flexibles and 7% in Rigid Packaging, in constant currency terms. The outperformance in the first quarter gives us the confidence to raise our outlook for fiscal 2021 adjusted EPS growth to 7-12%, increase the dividend and use divestment proceeds to buy back shares."

"Our flexible packaging businesses are clearly capitalizing on the strategic and financial benefits from the transformational Bemis acquisition and cumulative cost synergies have now reached $100 million. Rigid Packaging is also building momentum with strong volume growth and mix in North America as that business continues its own transformation."

"The Amcor investment case has never been stronger. In addition to further acquisition synergies and an attractive dividend currently yielding more than 4%, organic growth from our consumer and healthcare exposure should remain resilient and will be enhanced over time from innovations delivering more sustainable packaging. With a strong balance sheet and annual free cash flow of over $1 billion, we also have substantial capacity to reinvest in the business and to pursue acquisitions.”

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Key Financials(1)

			Three Months Ended September 30,
GAAP results			2019 $ million	2020 $ million
Net sales			3,141	3,097
Net income			66	198
EPS (diluted US cents)			4.1	12.6

	Three Months Ended September 30,		Reported ∆%	Constant Currency ∆%(2)
Adjusted non-GAAP results	2019 $ million	2020 $ million
Net sales	3,141	3,097	(1)%	2%
EBITDA	441	460	4%	6%
EBIT	335	358	7%	9%
Net income	218	247	13%	15%
EPS (diluted US cents)	13.4	15.8	18%	20%
Free cash flow	(173)	(190)	(10)%
(1) Adjusted non-GAAP results exclude items which management considers as not representative of ongoing operations.
(2) Constant currency net sales change compared with prior year excludes a 0.7% unfavorable currency impact, a 2.6% unfavorable impact from the pass through of lower raw material costs and a 0.4% unfavorable impact from divestitures.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Bemis cost synergies
The Bemis business was acquired through an all-stock transaction in June 2019.
The Company delivered approximately $20 million (pre-tax) of incremental cost synergies during the quarter, with the transaction to date total reaching $100 million. The Company continues to expect total cost synergies of $180 million (pre-tax) by the end of fiscal 2022, through overhead, procurement and footprint initiatives.

Shareholder returns
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.75 cents per share. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 16.55 Australian cents per share, which reflects the quarterly dividend of 11.75 cents per share converted at an average AUD:USD exchange rate of 0.7100 over the five trading days ended October 30, 2020.
The ex-dividend date will be November 23, 2020, the record date will be November 24, 2020 and the payment date will be December 15, 2020. Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 23, 2020 to November 24, 2020, inclusive.
Share buy-back
The Amcor Board of Directors has approved a $150 million buy-back of ordinary shares and CDIs, which will be funded by divestment proceeds received during the current period. The Company expects to complete the buy-back by the end of this fiscal year.
Amcor is committed to an investment grade credit rating and maintains strong credit metrics. With a strong balance sheet and significant annual free cash flow, the Company has substantial capacity to reinvest in the business, pursue opportunities and maintain an attractive dividend.

Financial results - Three months ended September 30, 2020
Segment information
This quarter, the Company revised the presentation of Adjusted EBIT in the reportable segments to include an allocation of certain research and development and selling, general and administrative expenses that were previously reflected in Other. This change has no impact on total Amcor Adjusted EBIT. See page 11 for further information.

	Three Months Ended September 30, 2019				Three Months Ended September 30, 2020
Adjusted non-GAAP results(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	2,431	283	11.6%		2,400	312	13.0%
Rigid Packaging	711	69	9.7%		698	72	10.3%
Other	(1)	(17)			(1)	(27)
Total Amcor	3,141	335	10.7%	14.1%	3,097	358	11.6%	14.3%
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Net sales for the Amcor Group of $3,097 million were 2% higher than last year excluding a combined unfavorable impact of 4% from currency, the pass through of lower raw material costs and divested businesses. Overall volumes were 2% higher than the prior period and price/mix had no material impact on net sales.

Flexibles	Three Months Ended September 30,		Reported ∆%	Constant Currency ∆%(1)
	2019 $ million	2020 $ million
Net sales	2,431	2,400	(1)%	1%
Adjusted EBIT	283	312	11%	11%
Adjusted EBIT / Sales %	11.6	13.0
(1) Constant currency net sales change compared with prior year excludes a 0.3% unfavorable currency impact, a 1.3% unfavorable impact from the pass through of lower raw material costs and a 0.5% unfavorable impact from divestitures.
Overall segment volumes were 2% higher than the prior year, with volume growth in North America, Asia Pacific and Latin America, offset by lower volumes in Europe.
Volume growth and a 1% unfavorable impact from price/mix mainly in North America resulted in overall sales being 1% higher than last year excluding the unfavorable impacts of currency, the pass through of lower raw material costs and divested businesses.
In North America, volumes grew in the mid single digit range, mainly driven by strength in the meat, cheese, condiments, pet food and home and personal care end markets as well as specialty folding cartons. This was partly offset by lower healthcare volumes. In Europe, volumes marginally declined driven by lower confectionary, yogurt and closure volumes partly offset by higher volumes in cheese, snacks, pet food and ready meal end markets as well as specialty folding cartons.
Volumes were higher across the Asian emerging markets, with mid single digit and double digit growth in China and India respectively, partly offset by lower flexible packaging and specialty folding carton volumes in Indonesia and the Philippines. In Latin America overall volumes were higher than the prior period.
Adjusted EBIT of $312 million was 11.4% higher than the prior year in constant currency terms. This includes organic growth of 4.4%, primarily reflecting higher volumes and strong cost and operating performance across the business. The remaining 7.0% earnings growth reflects $20 million of synergy benefits related to the Bemis acquisition.
Adjusted EBIT margin of 13.0% compares with 11.6% for the prior year.

Rigid Packaging	Three Months Ended September 30,		Reported ∆%	Constant Currency ∆%(1)
	2019 $ million	2020 $ million
Net sales	711	698	(2)%	8%
Adjusted EBIT	69	72	4%	7%
Adjusted EBIT / Sales %	9.7	10.3
(1) Constant currency net sales change compared with prior year excludes a 2.3% unfavorable currency impact and a 7.2% unfavorable impact from the pass through of lower raw material costs.
Overall segment volumes were 4% higher than the prior year, with volume growth in North America offset by lower volumes in Latin America.
Price/mix had a 4% favorable impact and includes pricing to recover cost inflation in Latin America. Overall sales were therefore 8% higher than last year excluding the unfavorable impacts of currency and the pass through of lower raw material costs.
In North America, beverage volumes were 7% higher than the prior period with hot fill container volumes up 12%. There was growth across most beverage segments, particularly in hot fill sports drinks and juices, driven by higher consumption of packaged beverage products and launches of innovative new products in PET containers. Specialty container volumes were higher than the prior year with continuing growth in certain categories including spirits, personal care and home cleaning.
In Latin America, volumes were 3% lower compared with the prior period. Volumes were lower in Mexico, Peru, Colombia and Argentina and were partially offset by growth in Central America and Brazil.
Adjusted EBIT of $72 million was 7.2% higher than the prior year in constant currency terms. This reflects higher beverage and specialty container volumes, positive mix and favorable plant costs, partly offset by an unfavorable impact related to a drawdown of inventories in North America and lower volumes in Latin America.

Other	Three Months Ended September 30,
Adjusted EBIT	2019 $ million	2020 $ million
AMVIG (equity accounted investment, net of tax) (1)	2	3
Corporate expenses	(19)	(30)
Total Other	(17)	(27)
(1) As announced on 24 September 2020, Amcor sold its investment in AMVIG. As a result no further earnings will be recognized in relation to this investment.

The increase in corporate expenses primarily reflects timing differences in the current period compared to last year.

Net interest and income tax expense
Net interest expense was $37 million compared with $53 million in the prior period, with the decrease primarily driven by lower interest rates. Offsetting this, tax expense (adjusted to exclude amounts related to non-GAAP adjustments) was $72 million compared with $62 million in the prior year. Adjusted tax expense represents an effective tax rate of 22.3%.
Cash flow
Adjusted free cash outflow was $190 million, broadly in line with the prior year notwithstanding an unfavorable impact of approximately $50 million related to timing of cash tax payments in the US which were deferred from the fourth quarter of fiscal 2020.
Balance sheet
Net debt was $5,842 million at 30 September 2020. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.0 times, in line with Amcor's expectations.

Fiscal 2021 guidance
For the twelve month period ending 30 June 2021, the Company expects:
•Adjusted constant currency EPS growth of approximately 7 to 12% (previously 5 to 10%), compared with adjusted EPS of 64.2 US cents per share in fiscal 2020.
◦This guidance range includes pre-tax synergy benefits associated with the Bemis acquisition of approximately $50 to $70 million.
◦Assuming current exchange rates prevail for the remainder of the year, it is estimated that currency would have no material impact on reported EPS.
•Adjusted free cash flow of approximately $1.0 to $1.1 billion.
Amcor’s guidance contemplates a range of factors, including the COVID-19 pandemic which creates higher degrees of uncertainty and additional complexity when estimating future financial results. Amcor's business has demonstrated resilience given it plays an important role in the supply of essential consumer goods, and while this is expected to continue, the level of earnings and free cash flow generated across the business could be impacted by COVID-19 related factors such as the extent and nature of any future operational disruptions across the supply chain, government imposed restrictions on consumer mobility and the pace of macroeconomic recovery in key global economies. The ultimate magnitude and duration of the pandemic’s future impact on the business remains uncertain at this time.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Thursday November 5, 2020 at 5:00pm US Eastern Standard Time / 9.00am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 3965578:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506

•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the webcast will also be available in the Investors section on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that uses less materials, is increasingly recyclable and reusable, and is made with more recycled content. Around 47,000 Amcor people generate $12.5 billion in annual sales from operations that span about 230 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube
Contact Information

Investors
Tracey Whitehead	Damien Bird
Head of Investor Relations	Vice President Investor Relations
Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,”, “target”, “project”, “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: the continued financial and operational impacts of the COVID-19 pandemic on Amcor and its customers, suppliers, employees and the geographic markets in which it and its customers operate; fluctuations in consumer demand patterns; the loss of key customers or a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto; failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; failure by Amcor to expand its business; the potential loss of intellectual property rights; various risks that could affect our business operations and financial results due to the international operations; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production, supply and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic downturn; the possibility of labor disputes; fluctuations in our credit ratings; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2020. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP financial information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•earnings from discontinued operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments and possible gains and losses on the sale of assets. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

U.S. GAAP Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended September 30,
($ million)	2019	2020
Net sales	3,141	3,097
Cost of sales	(2,594)	(2,443)
Gross profit	547	654
Selling, general and administrative expenses	(371)	(329)
Research and development expenses	(26)	(26)
Restructuring and related expenses	(18)	(23)
Other income, net	9	—
Operating income	141	276
Interest expense, net	(53)	(37)
Other non-operating income (loss), net	8	3
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	96	242
Income tax expense	(22)	(61)
Equity in income (loss) of affiliated companies, net of tax	2	19
Income from continuing operations	76	200
Income (loss) from discontinued operations, net of tax(1)	(8)	—
Net income	68	200
Net (income) loss attributable to non-controlling interests	(2)	(2)
Net income attributable to Amcor plc	66	198
USD:EUR FX rate	0.8991	0.8558

Basic earnings per share attributable to Amcor	0.041	0.127
Diluted earnings per share attributable to Amcor	0.041	0.126
Weighted average number of shares outstanding – Basic	1,623	1,561
Weighted average number of shares outstanding - Diluted	1,626	1,565
(1) Represents income/(loss) generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2019	2020
Net income	68	200
Depreciation, amortization and impairment	184	145
Changes in operating assets and liabilities	(348)	(439)
Other non-cash items	7	(16)
Net cash provided from operating activities	(89)	(110)
Purchase of property, plant and equipment and other intangible assets	(115)	(114)
Proceeds from sale of property, plant and equipment and other intangible assets	2	3
Proceeds from divestiture	397	138
Net debt (repayments) proceeds	(237)	258
Dividends paid	(1)	(188)
Share buy-back	(58)	—
Other, including effects of exchange rate on cash and cash equivalents	(20)	27
Net (decrease) increase in cash and cash equivalents	(122)	14
Cash and cash equivalents at the beginning of the period	602	743
Cash and cash equivalents at the end of the period	480	757

U.S. GAAP Condensed Consolidated Balance Sheet (Unaudited)

($ million)	June 30, 2020	September 30, 2020
Cash and cash equivalents	743	757
Trade receivables, net	1,616	1,673
Inventories, net	1,832	1,784
Property, plant and equipment, net	3,615	3,649
Goodwill and other intangible assets, net	7,334	7,333
Other assets	1,303	1,270
Total assets	16,442	16,465
Trade payables	2,171	1,808
Short-term debt and current portion of long-term debt	206	238
Long-term debt, less current portion	6,028	6,361
Accruals and other liabilities	3,350	3,314
Shareholders equity	4,687	4,744
Total liabilities and shareholders equity	16,442	16,465

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Three Months Ended September 30, 2019				Three Months Ended September 30, 2020
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	66	66	66	4.1	198	198	198	12.6
Net income attributable to non-controlling interests	2	2			2	2
(Income) loss from discontinued operations	8	8	8	0.4	—	—
Tax expense	22	22			61	61
Interest expense, net	53	53			37	37
Depreciation and amortization	174				143
EBITDA, EBIT, Net income and EPS	325	151	74	4.5	441	298	198	12.6
Material restructuring and related costs	17	17	17	1.1	14	14	14	0.9
Net gain on disposals(1)	—	—	—	—	(9)	(9)	(9)	(0.6)
Material transaction and other costs(2)	84	84	84	5.2	9	9	9	0.6
Material impact of hyperinflation	15	15	15	0.9	4	4	4	0.3
Amortization of acquired intangibles(3)		68	68	4.2		41	41	2.6
Tax effect of above items			(40)	(2.5)			(10)	(0.6)
Adjusted EBITDA, EBIT, Net income and EPS	441	335	218	13.4	460	358	247	15.8
(1) Includes $15 million gain realised upon disposal of AMVIG and losses on disposal of other non-core businesses.
(2) Includes costs associated with the Bemis acquisition. The three months ended September 30, 2019 includes $58 million of acquisition related inventory fair value step-up costs.
(3) The three months ended September 30, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended September 30, 2019				Three Months Ended September 30, 2020
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				66				198
Net income attributable to non-controlling interests				2				2
(Income) loss from discontinued operations				8				—
Tax expense				22				61
Interest expense, net				53				37
EBIT	135	48	(33)	151	258	58	(17)	298
Material restructuring and related costs	14	3	—	17	6	8	1	14
Net gain on disposals(2)	—	—	—	—	6	—	(15)	(9)
Material transaction and other costs(3)	67	1	16	84	3	1	5	9
Material impact of hyperinflation	—	15	—	15	—	4	—	4
Amortization of acquired intangibles(4)	67	1	—	68	40	1	—	41
Adjusted EBIT	283	69	(17)	335	312	72	(27)	358
Adjusted EBIT / sales %	11.6%	9.7%		10.7%	13.0%	10.3%		11.6%
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes $15 million gain realised upon disposal of AMVIG and losses on disposal of other non-core businesses.
(3) Includes costs associated with the Bemis acquisition. The three months ended September 30, 2019 includes $58 million of acquisition related inventory fair value step-up costs.
(4) The three months ended September 30, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition.

Reconciliations of adjusted free cash flow

	Three Months Ended September 30,
($ million)	2019	2020
Net cash provided from operating activities	(89)	(110)
Purchase of property, plant and equipment and other intangible assets	(115)	(114)
Proceeds from sale of property, plant and equipment and other intangible assets	2	3
Operating cash flow related to divested operations	(32)	—
Material transaction and integration related costs(1)	62	31
Adjusted free cash flow(2)	(173)	(190)
(1) The three months ended September 30, 2020 and 2019 includes cash restructuring and integration costs of approximately $18 million in both years.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

	Three Months Ended September 30,
($ million)	2019	2020
Adjusted EBITDA	441	460
Interest paid, net	(39)	(18)
Income tax paid	(54)	(107)
Purchase of property, plant and equipment and other intangible assets	(115)	(114)
Proceeds from sale of property, plant and equipment and other intangible assets	2	3
Movement in working capital	(386)	(416)
Other	(23)	3
Adjusted free cash flow(1)	(173)	(190)
(1) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

Reconciliation of net debt

($ million)	June 30, 2020	September 30, 2020
Cash and cash equivalents	(743)	(757)
Short-term debt	195	225
Current portion of long-term debt	11	13
Long-term debt excluding current portion of long-term debt	6,028	6,361
Net debt	5,492	5,842

Historical adjusted EBIT by reporting segment
During the first quarter of fiscal 2021, the Company has revised the presentation of the reportable segments Adjusted EBIT to include an allocation of certain research and development and selling, general and administrative expenses that management previously reflected in Other. The Company refines its expense allocation methodologies to the reportable segments periodically as more refined information becomes available and to align with industry or market changes. Corporate expenses are allocated to the reportable segments based primarily on direct attribution. Prior periods have been recast to conform to the new cost allocation methodology.

($ million)	Three Months Ended September 30, 2019	Six Months Ended December 31, 2019	Nine Months Ended March 31, 2020	Year Ended June 30, 2020
Flexibles adjusted EBIT	283	602	919	1,296
Flexibles adjusted EBIT margin	11.6	12.4	12.6	13.3

Rigid Packaging adjusted EBIT	69	127	197	284
Rigid Packaging adjusted EBIT margin	9.7	9.5	9.6	10.4

Other adjusted EBIT	(17)	(31)	(57)	(83)
AMVIG (equity accounted investment, net of tax)	2	4	8	12
Corporate expenses	(19)	(35)	(65)	(95)
Adjusted EBIT	335	699	1,059	1,497